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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       TO
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                    GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

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                        PURSUANT TO SECTION 151(g) OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

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         GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

         WHEREAS, the Corporation executed and filed, on July 18, 2003, a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "Series B Certificate of Designations") providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of 1,170 shares of Series B Convertible Preferred Stock, $.20 par value per share, of the Corporation; and

         WHEREAS, as of the date of this amendment, 1,170 shares of preferred stock designated as Series B Convertible Preferred Stock, $.20 par value per share, have been issued pursuant to the Series B Certificate of Designations; and

         WHEREAS, on October 27, 2003, the Board of Directors of the Corporation duly adopted a resolution setting forth certain amendments to the Series B Certificate of Designations authorizing an increase in the number of shares of preferred stock of the Corporation designated as Series B Convertible Preferred Stock from 1,170 shares to 6,000 shares, as set forth hereinbelow; and

         WHEREAS, by the unanimous written consent of the stockholders of the Corporation entitled to vote on the following amendments, such stockholders authorized and approved the amendments contained in the Board of Directors' resolution set forth hereinbelow; and

         WHEREAS, The amendments to the Series B Certificate of Designations contained in the Board of Directors' resolution set forth hereinbelow were duly adopted in accordance with the provisions of Section 242 of Delaware General Corporation Law.

         FURTHER RESOLVED, that the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on July 18, 2003 (the "Series B Certificate of Designations"), is hereby amended as follows:

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         (1) The Series B Certificate of Designations is hereby amended by deleting the number "1,170" in the eighth line of the introductory paragraph of the Series B Certificate of Designations and by deleting in their entirety: (i) the introductory paragraph of the resolution of the Board of Directors authorizing a series of preferred stock designated as Series B Convertible Preferred Stock, $.20 par value per share, and (ii) Section 1 of the Series B Certificate of Designations of the Corporation, and inserting in lieu thereof the following:

                      NOW, THEREFORE, BE IT RESOLVED, that pursuant to the
              authority expressly granted to and vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), there hereby is created out of the 1,000,000 shares of Preferred Stock, $.20 par value per share, of the Corporation authorized by Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation consisting of 6,000 shares, which shall be designated Series B Convertible Preferred Stock, which shall have the following powers, designations, preferences and relative, participating, optional or other rights:

1. DESIGNATIONS, AMOUNT AND PAR VALUE. The series of Preferred Stock shall be designated as Series B Convertible Preferred Stock ("Series B Preferred Stock") and the number of shares so designated shall be 6,000. Each share of Series B Preferred Stock shall have a par value of $.20 and a Stated Value of $.20 per share.


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock to be duly executed by its President and attested by its Secretary and has caused its corporate seal to be affixed hereto, this ____ day of October, 2003.

                                       GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
Attest:

/S/ MICHAEL W. TRUDNAK                 By:  /S/ ROBERT A. DISHAW
----------------------                      --------------------
Secretary                                      Robert A. Dishaw, President

[Corporate Seal]